Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the MTL, Inc. 1998 Stock Option Plan, the Quality Distribution, Inc. 2003 Stock Option Plan, as amended, and the Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan, as amended, of our report dated March 15, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Quality Distribution, Inc., which appears in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

April 19, 2006